EXHIBIT 10.1

LOAN AGREEMENT
(DIP Term Facility)

THIS AGREEMENT made effective as of the 26th day of March, 2012 (the "Effective Date")

BETWEEN:

CENTURY SERVICES LP, a limited partnership
formed under the laws of the Province of Alberta;

(hereinafter referred to as the "Lender")

- and -

OILSANDS QUEST INC., a corporation incorporated pursuant to the laws of the State of Colorado, United States; and OILSANDS QUEST SASK INC., OILSANDS QUEST TECHNOLOGY INC., 1291329 ALBERTA LIMITED, STRIPPER ENERGY SERVICES INC., TOWNSHIP PETROLEUM CORPORATION, WESTERN PETROCHEMICALS CORP., and 1259882 ALBERTA LTD., each a corporation incorporated pursuant to the laws of the Province of Alberta;

(hereinafter collectively referred to as the "Borrowers")

RECITALS:

A.
The Borrowers have requested that the Lender provide a debtor-in-possession term loan facility more particularly described in this Agreement, to be available and used for the purposes specified in this Agreement.

B.	The Lender has agreed to provide the Borrowers with such loan facility upon and subject to the terms and conditions herein set forth.

NOW THEREFORE in consideration of the covenants and agreements herein contained the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Definitions:

In this Agreement, including, without limitation, in the recitals to this Agreement, the following capitalized words, terms and expressions have the respective meanings set out below:

(a)	"1259882" means 1259882 Alberta Ltd., and its successors and permitted assigns;

(b)	"1291329" means 1291329 Alberta Limited, and its successors and permitted assigns;

(c)	"Advance" means an advance of funds by the Lender under the Facility;

(d)	"Advance Date" means the date of the Advance under the Facility;

(e)
"Affiliate" shall mean, with respect to any person, any other person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such person, and includes any person in like relation to an Affiliate.  A person shall be deemed to control another person if such first person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise;

(f)
"Agreement", "this Agreement", "hereto", "herein", "hereof", "hereby", "hereunder" and similar expressions used herein shall refer to the whole of this Agreement and any schedule hereto, as amended from time to time;

(g)
"Applicable Law" shall mean, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgement, decree, treaty, directive or other requirement having the force of law relating or applicable to such person, property, transaction, event or other matter, and shall also include any interpretation thereof by any Person having jurisdiction over it or charged with its administration or interpretation;

(h)	"Borrowers" means, collectively, Quest, OQS, Technology, 1291329, SES, TPC, Western and 1259882 and their respective successors and permitted assigns, and "Borrower" meaning any one of them;

(i)	"Borrowers' Counsel" means the law firm of Norton Rose Canada LLP;

(j)	"Business Day" means each day other than a Saturday, Sunday or any day on which the chartered banks are not open for business in the Province of Alberta;

(k)	"Canadian Dollars" or "Cdn." means lawful money of Canada;

(l)
"Cash Flow Statements and Projections" means the detailed consolidated cash flow statements and projections in respect of Quest and delivered to the Lender pursuant to Section 5.1(e)(ii) and 5.1(e)(iii) hereof;

(m)	"CCAA" means the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36 as amended;

(n)
"CCAA Proceedings" means the proceedings commenced by the Borrowers under the CCAA as more particularly set out in the Initial Order and commenced under the Court of Queen's Bench of Alberta Court File number 1101-16110;

(o)
"Contractual Obligation" means, with respect to any Person, any provision or any agreement, instrument, undertaking or other obligation to which such person is a party or by which it or any of its property is bound;

(p)
"Damages" in respect of any matter, means all claims, demands, proceedings, losses, damages (including special, incidental and/or consequential damages such as, but not limited to loss of profit, loss of business revenue and failure to realize expected profits or savings), liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

(q)	"Default" means any event, act or condition which with the giving of notice or lapse of time, or both, would constitute an Event of Default;

(r)
"DIP Order" means the DIP financing provisions set out in the Initial Order as amended by the Order issued by the Court of Queen's Bench of Alberta, Judicial District of Calgary on February 16, 2012, under the provisions of the CCAA whereby the Borrowers are authorized and empowered to enter into an arrangement to obtain the Facility;

(s)
"Eagles Nest Oilsands Assets" means the oil sand lease and associated assets held by TPC and located in the vicinity of Eagles Nest, in the Province of Saskatchewan, as more particularly described in the third report of the Monitor dated February 8, 2012;

(t)	"Effective Date" has the meaning set for in the recitals hereto;

(u)
"Environmental Health and Safety Liabilities" means any liability or damages, including, without limitation, any bodily injury, personal injury, property damage, damage to or of any Person, or on-site or off-site contamination of any real property and any consequence thereof, arising out of or relating to Environmental Laws or the presence, management, use, storage, disposal, release, discharge, distribution or processing of Hazardous Materials or Hazardous Substance;

(v)
"Environmental Laws" means all Applicable Law in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Materials or Hazardous Substances;

(w)	"Equipment" means the equipment described in Schedule "2" hereto annexed;

(x)	"Event of Default" means any one of the Events of Default set out in Article 6 hereof;

(y)
"Exchangeable Shares" means all of the issued and outstanding exchangeable shares issued by OQS to former holders of OQS common shares in connection with a reorganization agreement between Canwest Petroleum Corporation (predecessor to Quest) and Oilsands Quest Inc. (predecessor to OQS) dated June 9, 2006 on the basis of 1 common share for 8.23 exchangeable shares; for certainty, the rights, privileges and restrictions governing such exchangeable shares provide that each whole exchangeable share may be exchanged for one Quest common share;

(z)	"Facility" has the meaning given to it in Section 2.1;

(aa)	"GAAP" means generally accepted accounting principles in the United States of America that are in effect from time to time;

(bb)
"Hazardous Materials" means any wastes, soil, excavated or reclaimed soil or debris and includes materials, substances or pollutants, whether or not hazardous or toxic (including petroleum products, polychlorinated biphenyls ("PCBs"), asbestos or asbestos-containing materials and radioactive materials), the presence, management, use, storage, disposal, release, discharge, distribution or processing of which is regulated by or could give rise to liability under Environmental Laws;

(cc)
"Hazardous Substance" means any solid, liquid, gas, odour, heat, sound, vibration or radiation, or combination thereof, that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual;

(dd)	"Initial Advance" means the first Advance made by the Lender under the Facility;

(ee)
"Initial Order" means the order issued by the Court of Queen's Bench of Alberta, Judicial District of Calgary, on November 29, 2011 under the CCAA under Court File number 1101-16110, in respect of the Borrowers, as the same may be amended from time to time with the consent of the Lender;

(ff)	"Insurance" means the insurance required to be kept and maintained by the Borrowers pursuant to Article 7 hereof;

(gg)
"Investment" shall mean, with respect to any Person, any direct or indirect investment in, or purchase or other acquisition of the securities of, or an equity interest in any other Person, any loan or advance to, or arrangement for the purpose of providing funds or credit to (excluding extensions of trade credit in the ordinary course of business in accordance with customary commercial terms), or capital contribution to (whether by means of a transfer of cash or other property or any payment for property or Service for the account or use of) any other Person, or any purchase or other acquisition of all or substantially all of the property of any other Person;

(hh)	"Lender" means Century Services LP and its successors and assigns;

(ii)	"Lender’s Counsel" means the law firm of Fraser Milner Casgrain LLP;

(jj)	"Loan" shall mean the principal amount of the Advance made under the Facility;

(kk)	"Loan Amount" means, at any point in time, the principal amount of the Loan then outstanding and unpaid, whether or not then due;

(ll)
"Material Adverse Effect" means any change, condition, event or occurrence, as determined by the Lender, in its sole and absolute discretion, in respect of the Borrowers (including their respective Subsidiaries, if any) or the Equipment or other collateral granted under the Security Documents or any of them that, individually or in the aggregate, has been, or could reasonably constitute or be expected to constitute a material adverse change which involves a reasonable possibility of any change, condition, event or occurrence which, when considered either individually or together with all other changes, conditions, events or occurrences, could reasonably be expected to materially and adversely affect the financial condition, results of operations, business, assets, capital or prospects of  the Borrowers (including their respective Subsidiaries, if any) or any of them or a material adverse effect on the ability of the Borrowers or any of them (including their respective Subsidiaries) to perform their obligations under any of the Security Documents, or impede materially the value of the collateral such that the aggregate liquidation value of the collateral falls below 1.15:1 of the Loan Amount as determined by the Lender in its sole and absolute discretion; for the purpose of greater certainty, a Material Adverse Effect includes, but is not limited to, any actions, suits or proceedings, pending or, threatened involving a claim of more than Cdn. $250,000 and not stayed under the Initial Order.  For certainty, the initiation of the CCAA Proceedings shall not be a Material Adverse Effect;

(mm)	"Maximum Amount" has the meaning given to it in Section 2.1, as such amount may be permanently reduced pursuant to Section 3.1(a) hereof;

(nn)
"Minimum Fee" means the sum of $85,500, being the amount of interest that would be payable, calculated quarterly, on an amount equal to seventy-five (75%) percent of the Facility over the Minimum Period at a rate of sixteen (16%) percent per annum;

(oo)	"Minimum Period" shall mean a period of three (3) months commencing on the Advance Date;

(pp)	"Monitor" means Ernst & Young in its capacity as the monitor appointed by the Court of Queen's Bench of Alberta pursuant to the Initial Order;

(qq)	"Monitoring Fee" means the sum of Cdn. $7,500, payable to the Lender in accordance with Section 2.4(c) hereof;

(rr)	"OQS" means Oilsands Quest Sask Inc., and its successors and permitted assigns;

(ss)	"Permit" has the meaning given to it in Section 4.1(q);

(tt)	"Permitted Encumbrances" means those encumbrances set out in Schedule "1" hereto annexed;

(uu)
"Permitted Payments" means those amounts set out in the Cash Flow Statement and Projections delivered hereunder from time to time, and any other payments consented to in writing by the Lender in its sole discretion, acting reasonably;

(vv)
"Person" is to be broadly interpreted and shall include an individual, a corporation, a partnership, a trust, an unincorporated organization, a joint venture, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity;

(ww)	"Quest" means Oilsands Quest Inc., and its successors and permitted assigns;

(xx)
"Release" is to be broadly interpreted and shall include an actual, impending or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Substance which is or may become or might constitute a breach of any Environmental Laws;

(yy)
"Required Consents" means any consent that would be required pursuant to any license or user agreement between the Borrowers and another person in order to grant a security interest in the subject matter thereof to the Lender in the ranking and priority required by the Lender;

(zz)
"Restricted Payment" means, with respect to any Person, any payment to such Person (i) of any dividends, withdrawals of capital or other payments of any kind on or in respect of any shares of its capital, (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of its capital or any warrants, options or rights to acquire any such shares, or the making by such persons of any other distribution in respect of any shares of its capital, (iii) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any debt or liability of such person ranking in right of payment subordinate to any liability of such Person under the Security Documents, (iv) in respect of an Investment, or (v) of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such person or to any shareholder, director or officer thereof; provided that, notwithstanding the foregoing, the Borrower are permitted to make any and all required payments in connection to the “Existing Retention Program”, as such term is defined in the Initial Order, and all Permitted Payments;

(aaa)	"Security Documents" means those documents referred to in Section 3.1 hereof;

(bbb)	"SES" means Stripper Energy Services Inc., a corporation incorporated pursuant to the laws of the Province of Alberta, and its successors and permitted assigns;

(ccc)
"Subsidiary" of any Person shall mean any other Person of which shares or other equity units having ordinary voting power to elect a majority of the board of directors or other individuals performing comparable functions, or which are entitled to or represent more than 50% of the owners’ equity or capital or entitlement to profits, are owned beneficially or controlled, directly or indirectly, by any one or more of such first person and the Subsidiaries of such first person, and shall include any other Person in like relationship to a Subsidiary of such first person; and

(ddd)	"Technology" means Oilsands Quest Technology Inc., and its successors and permitted assigns;

(eee)	"TPC" means Township Petroleum Corporation, and its successors and permitted assigns; and

(fff)	"Western" means Western Petrochemicals Corp., and its successors and permitted assigns.

1.2	Schedules:

The following schedules are attached hereto and are incorporated in and deemed to be an integral part of this Agreement:

Schedule "1"                        Permitted Encumbrances

Schedule "2"                        Equipment

Schedule "3"                        [intentionally omitted]

Schedule "4"                        Subsidiaries

Schedule "5"                        Debt Required to be paid out on Closing

ARTICLE 2
FACILITY

2.1	Facility Established:

In reliance upon the representations, warranties and covenants of each of the Borrowers herein contained and subject to the terms and conditions herein set forth, the Lender hereby establishes in favour of the Borrowers a non-revolving, debtor-in-possession term loan facility (the "Facility"), up to a maximum amount of Two Million Eight Hundred and Fifty Thousand Dollars ($2,850,000) (the "Maximum Amount"), on the following terms:

(a)	The Loan shall be advanced in a single Advance.

(b)	The outstanding Loan Amount shall not at any time exceed the Maximum Amount.

(c)
The Facility shall be a non-revolving twelve (12) month term facility and shall have the Minimum Period as the minimum initial term.  The Borrowers shall have the right to permanently repay the Facility in full at any time after the expiry of the Minimum Period.

(d)	The Loan (and any accrued and unpaid interest thereon) is payable on the earlier to occur of the following (each a "Termination Date"):

(i)	demand by the Lender following the occurrence of an Event of Default;

(ii)	the date which is 365 days immediately following the Effective Date;

(iii)
the date on which the Borrowers complete all requirements of a plan of arrangement that has been accepted by the creditors to the Borrowers and approved by and Order of a court of competent jurisdiction in connection with the CCAA Proceedings; and

(iv)	the date on which the stay of proceedings set out in the Initial Order is terminated, expires or is lifted.

(e)	The Loan shall be repayable from the Advance Date as follows:

(i)	interest on the outstanding balance of the Loan Amount shall be paid on the last Business Day of each month during the term of the Facility; and

(ii)	on the Termination Date, the Borrower shall pay the outstanding balance of the Loan with all interest accrued but unpaid thereon, together with any other amounts outstanding or payable hereunder.

(f)	Any payment of principal or interest hereunder shall be made payable to or to the order of the Lender or to such Person or Persons as the Lender may from time to time in writing direct.

(g)
Notwithstanding anything to the contrary herein, any partial or late payments shall be applied against any part of the indebtedness owing hereunder by the Borrowers to the Lender as the Lender may see fit in its sole and absolute discretion and the Lender shall at all times and from time to time have the right to change any application of any late or partial payment received by it and to re-apply the same on any part or parts of such indebtedness as the Lender may see fit in its sole and absolute discretion, notwithstanding any previous application.

(h)
All payments hereunder shall be made at the Lender’s office in Calgary, Alberta as set out in Section 9.1 hereof prior to 2:00 p.m. (Calgary time). Any payments received by the Lender after 2:00 p.m. (Calgary time) on the day payable shall be deemed to have been made and to have been received by the Lender on the next Business Day;

(i)
Interest on overdue interest shall be calculated in respect of the daily balance outstanding at the rate of sixteen (16%) per annum, determined daily and calculated and payable monthly, based on the actual number of days elapsed divided by 365.

(j)
In the event that any provision of this Agreement would oblige Borrowers to make any payment of interest or any other payment that is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate that would be prohibited by law or would result in a receipt by Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, (i) firstly, by reducing the amount or rate of interest otherwise required to be paid under Sections 2.1(j) and 2.2 and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts that would constitute interest for the purposes of section 347 of the Criminal Code (Canada). If, notwithstanding the provisions of this Section 2.1(j) and after giving effect to all adjustments contemplated thereby, the Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then such excess shall be applied by the Lender to the reduction of the principal balance of the Loan outstanding and not to the payment of interest or if such excessive interest exceeds such principal balance, such excess shall be refunded to the Borrowers. Any amount or rate of interest referred to in this Section 2.1(j) shall be determined in accordance with generally accepted actuarial practices and principles at an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees or expenses that fall within the meaning of "interest" (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the terms of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of such determination.

(k)
Unless otherwise stated, wherever in this Agreement reference is made to a rate of interest "per annum" or a similar expression is used, such interest will be calculated on the basis of a calendar year of 365 days or 366 days, as the case may be, and using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest.

(l)
For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 365 or 366 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 365 or 366 or such other period of time, as the case may be.

2.2	Interest:

Interest shall be calculated at the rate of Sixteen Percent (16%) per annum on the daily balance outstanding under the Facility.  Interest shall be calculated monthly in arrears, before and after maturity, default or judgment, with interest on overdue interest calculated in the same manner at any time on the daily balance outstanding at the same rate based on the actual number of days lapsed divided by 365.

2.3	Legal Fees:

All reasonable legal, financial and other advisory fees and disbursements (on a full indemnity basis) of the Lender in connection with the completion of the transactions contemplated herein and includes, without limitation, the drafting, preparation and negotiation of the agreements and other documents governing this transaction, advising the Lender thereon and closing and reporting upon the completion of the transaction, shall be borne by the Borrowers and shall be payable on the Advance Date. Such fees and disbursements are payable whether or not the Facility is completed or funds are advanced in connection therewith and shall be secured by the Security Documents.

2.4	Facility Fees:

The Borrowers covenant and agree with the Lender that:

(a)	In connection with the Facility, the Borrowers shall pay to the Lender on the Effective Date a facility fee equal to $75,000;

(b)
Commencing on the Advance Date, the Lender shall earn an amount of interest on the Loan Amount at least equal to the Minimum Fee, and if such amount is not earned on or before the expiry of the Minimum Period or the payment in full of the Facility, the balance owing on the account of the Minimum Fee shall be added to the Loan Amount; and

(c)	As of the Effective Date, the Lender shall earn the Monitoring Fee, such fee to be paid by the Borrowers to the Lender quarterly in arrears.

2.5	Proof of Loan Amount:

The Borrowers acknowledge that the recording by the Lender of an Advance and any principal, interest, fees, payments or other amounts owing or received under this Agreement in an account opened and maintained by the Lender in respect thereof shall constitute, in the absence of manifest error, conclusive evidence of the Borrowers’ indebtedness and liability at any time and from time to time under this Agreement; provided that the failure of the Lender to record any amount in such account shall not affect the obligation of the Borrowers to pay or repay such indebtedness and liability in accordance with the terms of this Agreement.

2.6	Pre-Conditions to the Initial Advance:

The Lender shall not be obliged to make the Initial Advance unless and until each of the following conditions has been fulfilled, satisfied and performed in a manner completely satisfactory to the Lender and its counsel, in each case acting reasonably, in all respects:

(a)
prior to the Advance Date, the Borrowers shall have obtained the DIP Order in a form and content satisfactory to the Lender, and as of the Advance Date, no application to vary or rescind the DIP Order shall have been made and no appeal shall have been made with respect to the DIP Order or any appeals therefrom shall have been dismissed or vacated;

(b)	the assets and undertaking of the Borrowers or any one of them include either or both the Equipment and the Eagles Nest Oilsands Assets, subject only to the Permitted Encumbrances;

(c)
all of the Security Documents, shall have been executed by such Persons as are duly authorized to execute such documents and the Lender shall be satisfied that such Persons have been so duly authorized and such documents shall have been delivered to the Lender’s Counsel and filed and registered as the Lender’s Counsel may consider necessary or advisable;

(d)	an assignment of the insurance policy and proceeds thereof;

(e)
the Borrowers shall have delivered to the Lender certificates of good standing (or equivalent) for each of the Borrowers and certified resolutions for each of the Borrowers authorizing the due execution, delivery and performance of its obligations under this Agreement and the Security Documents;

(f)	the Lender shall have received officers’ certificates, including without limitation, certificates of incumbency, from the Borrowers;

(g)
the Lender shall have received opinions of the Borrowers’ Counsel addressed to the Lender and the Lender’s Counsel with respect to the due authorization, execution, delivery and enforceability of the Security Documents, and the registration of security interests in respect of each Borrower and containing such other usual and customary opinions as the Lender and the Lender’s counsel consider appropriate, all in form and substance satisfactory to the Lender and the Lender’s Counsel acting reasonably;

(h)
subject to the CCAA Proceedings, no Event of Default shall have occurred and continue to subsist and no event or circumstance shall have occurred and no condition shall exist which will result, either immediately, or with the lapse of time or giving of notice or both, in the occurrence or existence of an Event of Default;

(i)
each of the warranties and representations made by the Borrowers in this Agreement, in any of the Security Documents and in any other document, material, information or report supplied or delivered in connection with the Facility to the Lender, the Lender’s Counsel or representatives of the Lender shall be true and correct on and after as of the Advance Date with the same effect as if such representations and warranties had been made on and as of the Advance Date, and each of the Borrowers shall have delivered to the Lender a certificate of a senior officer of such Borrower to such effect;

(j)	no Material Adverse Effect shall have occurred since the commencement of the CCAA Proceedings;

(k)	the Lender shall have received such financial and other information in respect of each of the Borrowers as may be reasonably required by the Lender;

(l)
the Lender shall have received Certificates of Insurance in form and substance acceptable to the Lender, together with evidence satisfactory to the Lender that each policy of insurance is in full force, that all premiums which are due have been paid and that no claims have been made thereunder or, if any claims have been made, written notice of such claims has been given to the Lender and that coverage of such risks and perils as stipulated in Article 7 have been effected and are in force;

(m)
the Lender shall have received evidence, satisfactory to it, that all current amounts payable owing to prior ranking secured creditors (if any) have been paid, and, subject to the Initial Order and the DIP Order, satisfactory confirmation that all rents payable, periodic payments owing to prior ranking secured creditors (if any) and all statutory priority claims (including, without limitation, goods and service tax, harmonized sales tax, provincial retail sales tax, workers’ compensation remittances, employee source deductions (i.e., income tax, pension plan contributions and employment insurance premiums etc.) have been paid up to date and have no claim against the property, assets and undertaking of the Borrowers;

(n)	the debt referred to in Schedule "5" annexed hereto, if any, shall be repaid in full simultaneously with the obtaining of the Advance by the Borrowers;

(o)
the Lender shall be satisfied that, subject to the stay provisions of the Initial Order, the Borrowers have complied with and are continuing to comply with all applicable federal, provincial and municipal laws, regulations and policies in relation to their activities;

(p)	the DIP Order grants to the Lender a first priority mortgage, charge, security interest and encumbrance over and in and to all of the assets of each of the Borrowers, except for Permitted Encumbrances, and for those disclosed to and approved, in writing, by the Lender;

(q)	the Borrowers have retained Ceridian as a payroll service to remit all payroll related payments including service deductions; and

(r)	the Lender shall have received such other documentation as the Lender or the Lender’s Counsel may reasonably require.

Each of the conditions set forth in this Section 2.6 is for the exclusive benefit of the Lender and unless waived in writing by the Lender shall be fulfilled, satisfied and performed by the Borrowers.

ARTICLE 3
SECURITY

3.1	Security Documents:

As security for the timely repayment of the Loan and the due and punctual payment and performance of this Agreement and all other indebtedness, liabilities and obligations of each of the Borrowers to the Lender under, arising out of or from this Agreement or any other agreement, both present and future direct or indirect, absolute or contingent, matured or otherwise, or howsoever arising, the Borrowers shall deliver to the Lender on or before the Advance Date (unless otherwise indicated) the following documents, each in form and content satisfactory to the Lender:

(a)
a general security agreement by each Borrower in favour of the Lender creating a first charge over all present and after-acquired property, assets and undertaking of such Borrower subject only to the Permitted Encumbrances; provided that notwithstanding any provision herein to the contrary, the Lender shall forthwith provide a written release and execute and deliver all documents necessary or desirable to release the charge over the assets and undertaking of TPC in and to the Eagles Nest Oilsands Assets upon the sale of the Eagles Nest Oilsands Assets in accordance with the Initial Order;

(b)
an assignment to the Lender of the rights, benefits and interest of each Borrower in and to the Insurance and all proceeds resulting therefrom, together with a certificate of insurance from the insurers in form and content satisfactory to the Lender showing that all proceeds arising from such Insurance shall be payable to the Lender; and

(c)
such other documents, agreements, instruments, undertakings and assurances as the Lender or the Lender’s Counsel, acting reasonably, may deem necessary or advisable in connection with, relating to or arising from or to give effect to or better assure the foregoing Security Documents.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Borrowers’ Representations and Warranties:

In order to induce the Lender to enter into this Agreement and to make available the Loan and to advance the Loan, the Borrowers, on a joint and several basis, make the following representations and warranties to the Lender as at the date hereof:

(a)
Authorization:  Each Borrower has the corporate power and authority required as of the date hereof to enter into and perform its obligations under this Agreement, to own or lease its property and assets and to conduct the business in which they are currently engaged.

(b)
Corporate Power, No Conflict with Laws or Agreements:  Neither the execution nor the delivery of this Agreement by each Borrower, nor the consummation by it of the transactions herein contemplated, nor the compliance by it with the terms, conditions and provisions hereof will conflict with or result in a breach of any of the terms, conditions or provisions of:

(i)	its constating documents;

(ii)
any material agreement, instrument or arrangement to which such Borrower is a party, or by which any of its property is or may be bound, or constitute a default thereunder, or result thereunder in the creation or imposition of any security interest, mortgage, lien, charge or encumbrance of any nature whatsoever upon any of such properties or assets of the Borrower;

(iii)	any judgment, order, writ, injunction or decree of any court, relating to such Borrower; or

(iv)	any Applicable Law relating to such Borrower, or its properties or assets.

(c)	Status: Each Borrower is corporation duly incorporated and organized and is validly subsisting under the laws of its jurisdiction of incorporation.

(d)
Agreement Binding:  This Agreement constitutes a legal, valid and binding obligation of each Borrower enforceable against it in accordance with its terms, subject to applicable laws relating to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(e)
Litigation:  Excepting only the CCAA Proceedings and any other proceedings of which the Borrowers have advised the Lender in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrowers, threatened, at law or in equity or before any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator or mediator of any kind, which involve a reasonable possibility of any material adverse change in the financial condition of the Borrowers and, to the best knowledge of the

Borrowers, the Borrowers are not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court, arbitrator or mediator or federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(f)
Information Provided:  All information, data and reports (financial or otherwise) furnished by or on behalf of the Borrowers to induce the Lender to enter into this Agreement were true, accurate and complete in all material respects at the time that they were furnished to the Lender and continue to be true as of the date hereof.

(g)
Disclosure:  None of the representations and warranties made herein and no document furnished by or on behalf each of the Borrowers to the Lender in connection with the transactions contemplated herein contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation not misleading to the Lender and there are no facts directly relating to any Borrower, not disclosed herein or otherwise disclosed in writing to the Lender which, if known to the Lender, might reasonably be expected to deter the Lender from completing the transactions contemplated in this Agreement.

(h)
No Assignment:  Other than for the Permitted Encumbrances, there has been no assignment, sale, transfer, conveyance, mortgage, charge, pledge or hypothecation, absolute or contingent, direct or indirect, of the whole or any part of the  rights, title and interest of the Borrowers in any of their respective properties or assets.

(i)
Consent:  The entering into of this Agreement and all documents referred to herein or contemplated hereby do not require any consent, approval or authorization of any other Person, other than Required Consents.

(j)	Maintain Insurance: Each of the Borrowers are maintaining the insurance required herewith in full force and effect.

(k)
Financial Statements:  The consolidated financial statements of Quest which have been furnished to the Lender pursuant to this Agreement or in connection with the request for credit by the Borrowers, present fairly the financial condition of Quest on a consolidated basis and have been prepared in accordance with GAAP and there has been no Material Adverse Effect since the date of such statements.  The Borrowers do not have any liability (contingent or otherwise) or other obligations for the payment of money of the type required to be disclosed in accordance with GAAP which are not disclosed on such financial statements.

(l)	Corporate Authorization: This Agreement including the borrowing of monies hereunder and the other obligations of the Borrowers have been duly authorized, executed and delivered by each Borrower.

(m)
Ownership:  Each Borrower owns and has all right, title and interest in and to all of its assets, machinery, equipment and has the authority to grant security therein to the Lender free of all security interests, mortgages, liens, claims, charges or other encumbrances in favour of any other person other than the Permitted Encumbrances.

(n)
Statutory Claims, etc.:  Any and all rents payable, periodic payments owing to prior secured creditors (if any) and any and all statutory priority claims (including, without limitation, goods and service tax, harmonized sales tax, provincial retail sales tax, workers’ compensation remittances, employee source deductions payable to Canada Revenue Agency (i.e., income tax, pension plan contributions, and employment insurance premiums, etc.) have been paid in full and/or set aside for remittance when due (as the case may be) as of the date hereof.

(o)
Tax Status:  Except as the Borrowers have previously disclosed in writing to the Lender with specific reference to this paragraph, the Borrowers have filed all tax returns which are required to be filed by them, and has paid when required by Applicable Law all taxes (if any) which have become due as shown on such returns or on any assessment received by them.  The income tax liability of the Borrowers and their Subsidiaries (if any) has been assessed for all financial years to and including the financial year included in the most recent financial statements of the Borrowers delivered to the Lender, and there is no material outstanding matter of dispute or difference between any of the Borrowers and their Subsidiaries (if any) and any federal, provincial, state, territorial or municipal taxing authority, agency or department.

(p)
Subsidiaries, etc.:  Schedule "4" annexed hereto (with such amendments thereto as are delivered by the Borrowers to the Lender subsequent to the date of this Agreement to reflect events occurring subsequent to the date of this Agreement) contains a complete and accurate list of all Subsidiaries of the Borrowers, and sets out with respect to each Borrower and their Subsidiaries its jurisdiction of  incorporation and the address of its executive office and its principal place of business, the jurisdictions in which it holds any material property or carries on any material business, the number and classes of its issued and outstanding shares and the registered and beneficial holders of all such shares (other than in respect of Quest). Excluding the Exchangeable Shares and any warrants, options, contracts or commitments in respect of the securities of Quest, except as set out in Schedule "4" (as the same may be amended as aforesaid) there are no outstanding warrants, options, contracts or commitments of any kind entitling any Person to purchase or otherwise acquire from any Borrower and its Subsidiaries any shares in the capital of or other equity interests in any Borrower and its  Subsidiaries nor are there outstanding any securities which are convertible into or exchangeable for any shares in the capital of or other equity interests in any Borrower and its Subsidiaries.

(q)
Permits:  Each Borrower and its Subsidiaries holds in good standing all material permits, licences, approvals, franchises, rights-of-way, easements and entitlements (collectively, "Permits") which it requires, or is required by Applicable Law, to hold, own, lease, license or use the property included in the business carried on by it and to carry on such business, except for such Permits the absence of which do not affect its or its rights to carry on business in such jurisdiction and, has not had, and which does not have a reasonable possibility of having, a Material Adverse Effect.

(r)
Environmental Matters:  Each Borrower specifically represents and warrants that, the business carried on and the properties owned or used at any time by any Borrower and its Subsidiaries (including the lands owned or occupied by any of them and the waters on or under the lands) have at all times been carried on, owned, possessed or used in compliance with all Environmental Laws; none of the Borrowers nor their respective Subsidiaries is subject to any proceedings alleging the violation of any Environmental Law, and no part of its businesses or properties is the subject of any proceeding to evaluate whether remedial action is needed as a result of the Release of or presence of any Hazardous Substance on any lands owned or occupied by them; there are no circumstances that could reasonably be expected to give rise to any civil or criminal proceedings or liability regarding the Release of or presence of any Hazardous Substance on any lands used in, possessed, or related to the business or property of any of the Borrowers or their respective Subsidiaries or on any lands on which any of the Borrowers or their respective Subsidiaries have disposed or arranged for the disposal of any materials arising from the business carried on by it, or regarding the violation of any Environmental Law by any of the Borrowers or their respective Subsidiaries or by any other Person for which any of them is responsible; all Hazardous Substances possessed, disposed of, treated or stored on lands owned, possessed or occupied by any of the Borrowers or their respective Subsidiaries have been possessed, disposed of, treated and stored in compliance with all Environmental Laws; there are no proceedings and there are no circumstances or facts which could give rise to any proceeding in which it is or could be alleged that any of the Borrowers or their respective Subsidiaries are responsible for any domestic or foreign clean up or remediation of lands contaminated by Hazardous Substances or for any other remedial or corrective action under any Environmental Laws; each of the Borrowers or their respective Subsidiaries has maintained all environmental and operating documents and records relating to its business and property in the manner and for the time periods required by any Environmental Laws and none of the lands have been subjected to an environmental audit and none of the Borrowers is aware of any pending or proposed changes to any Environmental Laws which would render illegal or materially adversely affect its business, properties or opportunities.

ARTICLE 5
COVENANTS

5.1	Affirmative Covenants:

Each Borrower, on a joint and several basis, covenants and agrees with the Lender, as follows:

(a)
Perform Obligations:  Each Borrower shall fully observe and perform its obligations under this Agreement, the Security Documents and all other agreements and documentation delivered hereunder, including, without limitation, duly and punctually paying all amounts payable by such Borrower.

(b)
Corporate Existence:  Each Borrower shall at all times maintain in good standing its corporate existence under the laws of its jurisdiction of incorporation and qualify and remain duly qualified to do business and own property in each jurisdiction in which such qualification is necessary in order to carry on its business and operations.

(c)	Compliance with Law: Each Borrower shall comply, in all respects, with all Applicable Laws, subject to any order issued in connection with the CCAA Proceedings.

(d)
Control Systems:  Each Borrower shall establish and maintain accounting systems and such internal controls in respect of its businesses (including without limitation, inventory and cash management systems) acceptable to the Lender; acting reasonably, and shall utilize the service of a payroll processing and servicing company approved in writing by the Lender.  Each Borrower shall provide the Lender with the name, address and other particulars of such payroll service together with a release and direction authorizing and instructing such payroll service to divulge any information sought or to be requested by the Lender until the Loan Amount shall be repaid in full.  The Lender agrees that Ceridian is an acceptable payroll processing and servicing company.

(e)	Financial Statements and Reports: Quest shall deliver or cause to be delivered to the Lender:

(i)	monthly bank statements for each bank account of the Borrowers;

(ii)	every month by the 15th Business Day of each month, a consolidated cash flow projection of Quest for the then following 90 days;

(iii)
every month by the 15th Business Day of each month, a consolidated cash flow statement of Quest for the immediately preceding month.  Any changes in the actual cash flow from the applicable Cash Flow Statement and Projections prepared by such Borrower shall be explained in writing by management on a monthly basis on the 15th Business Day of each month;

(iv)
as soon as practicable and in any event within 30 Business Days following each fiscal quarter for Quest during the term of this Agreement, management prepared interim unaudited consolidated financial statements for Quest, including in each case a balance sheet, statement of profit and loss and a statement of changes in financial position, together with comparative figures for the corresponding period in the previous fiscal year;

(v)	on the 15th day of each month next following, an aged accounts receivable and payable listing;

(vi)
on or by the 15th day of each and every month of the Loan, and thereafter if there shall exist any outstanding Loan Amount, proof of payment of all rents payable, all periodic payments owing to prior ranking secured creditors (if any) and all statutory priority claims of the Borrowers (including, without limitation, goods and service tax, harmonized sales tax, provincial retail sales tax, workers’ compensation remittances, employee source deductions (i.e., income tax, pension plan contributions and employment insurance premiums, etc.)). In addition to the foregoing, proof of payment for all priority payables shall be provided within 15 days of the due date of any such payments; and

(vii)	from time to time all such further and other reports and information concerning such Borrower as the Lender may reasonably request.

All such reports shall be in such form and shall contain such detail as the Lender may reasonably request; provided however, that the Borrowers shall have a 5 day period in which to cure any default in delivering the deliverables required under this Section 5.1(e), before such default in delivery shall amount to an "Event of Default" under this Agreement.

(f)	Compliance with Agreement: Each Borrower shall carry out all of its obligations under this Agreement and the Security Documents.

(g)
Material Adverse Change:  Each Borrower will provide the Lender with prompt written notice and all records, statements or other evidence of any material adverse change in its financial condition and of any matter, act or thing materially adversely affecting its property or assets, its interest therein or of any material loss, destruction, damage of or to any property referred to in or charged by any of the Security Documents.

(h)
Inspection:  Each Borrower shall permit the Lender and all other Persons designated by the Lender to visit and inspect its properties and assets during normal business hours upon twenty-four (24) hours prior written notice given to them and to examine and make copies of all books and records relating to its properties and assets and shall ensure that the Lender and each such Person has free and unrestricted access to its property and assets and every part thereof and to such books and records, and that the Lender and each such Person will be provided with such information and data relating to its properties and assets as the Lender or such Person may reasonably request.

(i)
Further Assurances:  At any and all times each Borrower will do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, transfers and assurances as the Lender shall  require for the purpose of giving, clarifying, perfecting and dealing with conflicting claims thereto, the validity, legality or enforceability of the mortgages, hypothecs, charges or security of the nature herein specified upon all property intended to be secured by the Security Documents and for the better assuring, conveying, mortgaging, hypothecating, assigning, confirming, pledging, charging and transferring unto the Lender all the hereditaments and premises, estates and property mortgaged, hypothecated, pledged and charged under the Security Documents, or transferred, or intended to be or which such Borrower may hereafter become bound to mortgage, hypothecate, pledge or charge or transfer in favour of the Lender and all choses in action and other intangibles to be secured in favour of the Lender hereunder.

(j)
Permitted Encumbrances:  Subject to the CCAA Proceedings, each Borrower will keep and maintain each of the Permitted Encumbrances in good standing and will comply with the terms thereof and will forthwith notify the Lender in writing describing in reasonable detail any defaults thereunder.

(k)	Condition of Properties: Each Borrower will keep or cause to be kept all of its properties and assets in good mechanical condition, repair and appearance subject to normal wear and tear.

(l)
Statutory Claims, etc.:  Subject to the CCAA Proceedings, each Borrower shall remit and pay when due, all statutory liens, trust and other Crown claims, any and all rents payable, periodic payments owing to prior secured creditors (if any) and any and all statutory priority claims (including without limitation, employee claims, goods and service tax, harmonized sales tax, provincial retail sales tax, workers’ compensation remittances, employee source deductions payable to Canada Revenue Agency (i.e., income tax, pension plan contributions, employment insurance premiums, etc.) when due and payable and shall provide the Lender with proof of such payment and remittance, satisfactory to the Lender, within two Business Days of the due date thereof, such proof to include, where applicable, copies of correspondence to and from Canada Revenue Agency together with cheque stubs and cancelled cheques (once received).  Each Borrower consents to the Lender contacting any Persons, including governmental agencies, necessary to confirm payment of same and agrees to sign any such further instruments, documents and take such further action as may be required to give effect to such consent.

(m)
Payment of Obligations:  Subject to the CCAA Proceedings, each Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its debts and liabilities of whatever nature, except when the amount or validity thereof is being contested and adequate reserves with respect thereto are maintained by such Borrower in accordance with GAAP.

(n)
Maintenance of Existence and Conduct of Business:  Each Borrower shall preserve and keep in full force and effect its corporate existence; make all material governmental and regulatory filings promptly; engage primarily in business of the same nature as now carried on by it; carry on and conduct its business in a proper, efficient and businesslike manner, in accordance with good business practises; take all reasonable action to obtain and maintain in full force and effect all rights, privileges, franchises and permits necessary or desirable in the conduct of its business; and comply with all Contractual Obligations and Applicable Law except to the extent that the failure to comply therewith would not, in the aggregate, cause or have a reasonable possibility of causing a Material Adverse Effect.

(o)	Notice: Each Borrower shall give written notice of each of the following events to the Lender promptly upon becoming aware of any such event:

(i)	any Default or Event of Default;

(ii)
any material default or material event of default under any of its Contractual Obligations or any material litigation, investigation or proceeding which may exist at any time involving such Borrower or any of its Affiliates or Subsidiaries and any Person, including, but not limited to, any governmental authority;

(iii)
any litigation or proceeding (other than the CCAA Proceedings) affecting it or any of its Subsidiaries in which the portion of the alleged damages not fully covered by insurance is more than Cdn. $10,000 (or an equivalent amount in any other currencies) or in which any injunctive or similar relief is sought; and

(iv)	any event which has caused, or which has a reasonable possibility of causing, a Material Adverse Effect.

(p)	Proposal: The Borrowers, jointly and severally, shall provide the Lender with at least two (2) Business Days prior written notice of any proposal or of any Notice of Intention to Make a Proposal to Creditors or of any intention to make a filing under the CCAA Proceedings or otherwise.

(q)
Insurance:  The Borrowers shall obtain and maintain insurance on substantially the same terms and conditions in existence on the date hereof and designate the Lender as first loss payee in respect of such policies, all as described in Article 3 and Article 7 of this Agreement.

(r)
Payroll Service:  The Borrowers agree at all times to utilize a well known payroll service satisfactory to the Lender to remit all payroll related payments including source deductions.  The Lender agrees that Ceridian is satisfactory to it as a payroll service.

(s)
Cash Flow:  The Borrowers shall operate within the Cash Flow Statements and Projections, subject to a negative variance of up to 10% of the total projected Permitted Payments for the applicable 90 day period (or any positive variance thereof) each as determined as at the last day of each month.

5.2	Negative Covenants:

Each Borrower, on a joint and several basis, covenants and agrees with the Lender, that:

(a)
Further Mortgaging:  Except for advances secured by the Permitted Encumbrances, the Borrowers will not place or secure any debt in addition to the Loan against any of the  properties or assets of any Borrower, nor will they create, assume or permit to exist any mortgage, charge, hypothec, pledge, lien or other encumbrance or security interest with respect to any of the properties or assets of any Borrower, without the prior written consent of the Lender, which consent will not be unduly withheld.  For greater certainty, the Borrowers will not grant any purchase money security interest to a vendor or another lender in connection with the purchase of any property or assets by the Borrowers or grant any security in connection with any loan under the Canada Small Business Financing Act, without the prior written consent of the Lender, which consent may be unreasonably withheld.

(b)
Transfer:  Other than in the ordinary course of business, the Borrowers shall not dispose of or transfer by way of sale, conveyance, assignment, mortgage, charge, security interest or otherwise or relocate, its undertaking, properties or assets or any part thereof or any of its interest therein or any part thereof, without the prior written consent of the Lender.  Notwithstanding the foregoing, the Borrowers shall not dispose of or transfer by way of sale, conveyance, assignment, mortgage, charge, security interest or otherwise, the Equipment without the prior written consent of the Lender, which consent may be unreasonably withheld.

(c)
Purchase of Assets/Shares Restricted:  For as long as there is any indebtedness of the Borrowers owing to the Lender and unless the prior written consent of the Lender is obtained, which consent may be unreasonably withheld by it in its sole and absolute discretion, the Borrowers shall not purchase (other than in the ordinary cause of business) any assets from or shares of any Person.

(d)
Making of Loans and Investments Restricted:  The Borrowers shall not make any loans to or investments in any Person, except as set out in the Cash Flow Statements and Projections or as otherwise consented to by the Lender with the prior written consent of the Lender, which consent may be unreasonably withheld by it in its sole and absolute discretion.

(e)
Payments to Non-Arm’s Length Persons:  Except as set out in the Cash Flow Statements and Projections the Borrowers shall not advance to or repay any amounts owing to any Affiliate, Subsidiary, parent corporation or any shareholder of any of them, except for salaries, overtime and commission in amounts or calculated on a basis agreed to by the Lender in writing, or other non-arm’s length Person without the prior written consent of the Lender, which consent may be unreasonably withheld by it in its sole and absolute discretion.

(f)
Further Indebtedness:  Except for fees and other amounts owing pursuant to this Agreement and the Security Documents, the Borrowers shall not incur any indebtedness, except trade debt in the ordinary course of business which, for greater certainty, excludes indebtedness for borrowed money.

(g)	No Guarantees: Other than as provided in this Agreement, the Borrowers shall not guarantee the obligations of any Person other than to the Lender.

(h)	No Change in Name: None of the Borrowers shall change its name without the prior written consent of the Lender which consent will not be unreasonably withheld.

(i)
Sale of Shares Restricted: Unless the prior written consent of the Lender is obtained, which consent will not be unreasonably withheld, the Borrowers (excluding Quest and, in respect of the Exchangeable Shares only, OQS) shall not permit any shareholder to sell or transfer their shares in any Borrower (excluding Quest and the Exchangeable Shares), or, in any way, permit or consent to any change in effective voting control of any Borrower (excluding Quest and in respect to OQS, any change effected by exchange of the Exchangeable Shares)(by contractual or other means).

(j)
Amalgamations, etc.:  The Borrowers shall not enter into any transaction of amalgamation or consolidation or merger and none of the Borrowers shall liquidate, wind-up or dissolve itself (or suffer any liquidation, winding-up or dissolution or any proceedings therefor) or continue itself under the laws of any other statute or jurisdiction without the prior written consent of the Lender which consent will not be unreasonably withheld.

(k)	Restricted Payments: The Borrowers shall not make any Restricted Payment without the prior written consent of the Lender.

(l)
Amendments:  The Borrowers shall not amend any of their constating documents or by-laws in a manner that would be prejudicial to the interest of the Lender hereunder and will promptly provide the Lender with a copy of any such amendment.

(m)	Proposal: The Borrowers shall not include in any proposal to creditors a proposal to the Lender; provided that if the Borrowers include the Lender in any such proposal to creditors, through inadvertence or otherwise, the Borrowers hereby consent to an order for a declaration that the stay of proceedings provision of the CCAA Proceedings no longer operates in respect of the Lender and terminating any such stay against the Lender.

(n)
Court Filings:  The Borrowers shall provide the Lender with not less than two (2) Business Days prior written notice of any court filings to be made by them, such notice to include copies of such court filings.

(o)	DIP Order: The Borrowers shall not request, obtain or consent to any amendment, modification or variation of the DIP Order without the prior written consent of the Lender (acting reasonably).

ARTICLE 6
EVENTS OF DEFAULT

6.1	Events of Default:

Without in any way derogating from the rights of the Lender hereunder, each of the following events shall constitute an event of default (an "Event of Default") under this Agreement:

(a)	if the Borrowers fail to pay any amount of principal, interest, fee or other amount when due and payable under this Agreement or any of the Security Documents;

(b)	if any of the representations or warranties given by any of the Borrowers in this Agreement or the Security Documents is or shall become untrue;

(c)
if any Borrower defaults in the observance or performance of any negative covenant or condition in this Agreement or in the Security Documents or any other agreement between the Lender and the Borrowers;

(d)
if the Borrower defaults on the observance or performance of any covenant (other than the negative covenants) or any condition in this agreement or in the Security Documents or any other agreement between the Lender and the Borrowers and such default is not remedied within seven (7) days after the occurrence of such default;

(e)
other than the CCAA Proceedings, if the Borrowers commit an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or institutes proceedings for its winding up, liquidation or dissolution, or takes action to become a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a petition or other proceeding seeking reorganization, readjustment, arrangement, composition or similar relief under any law or consent to the filing of any such petition or other proceeding, or consent to the appointment of a monitor, receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the whole or any material part of its property, or make an assignment for the benefit of creditors, or publicly announces or admits in writing its inability to pay its debts generally as they become due, or suspends or threatens to suspend transaction of all or any substantial part of its usual business, or any action is taken by any of the Borrowers in furtherance of any of the foregoing;

(f)
other than the CCAA Proceedings, if proceedings are instituted in any court of competent jurisdiction by any Person other than the Borrowers or any Subsidiary, parent or a shareholder or affiliates of the Borrowers or for the winding up, liquidation or dissolution of the Borrowers or any Subsidiary, or for any reorganization, readjustment, arrangement, composition or similar relief with respect to the Borrowers or any Subsidiary under any bankruptcy law or any other applicable insolvency law, or for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of the whole or any material part of the property of the Borrowers or any Subsidiary, and at any time thereafter such proceeding is not contested by the Borrowers or any such Subsidiary, or if any order sought in any such proceeding is granted and at any time thereafter such order is not either dismissed or effectively contested by the Borrowers, parents, affiliates or any Subsidiary and the effect thereof stayed;

(g)
if the Borrowers fail to keep current all rents payable, except payment of current rent which is stayed pursuant to the CCAA Proceedings, pay for all repairs and improvements to the Equipment when due, make all periodic payments owing to prior ranking secured creditors (if any), statutory priority claims (including, without limitation, goods and service tax, harmonized sales tax, provincial retail sales tax, workers’ compensation remittances and employee source deductions (i.e., income tax, pension plan contributions, and employment insurance premiums, etc.)) or fails to provide evidence thereof satisfactory to the Lender within two (2) Business Days of the due date hereof;

(h)
if (i) either the Initial Order or the DIP Order is varied without the consent of the Lender or any other order is made with is or may be prejudicial to the interests of the Lender, (ii) either the Initial Order or the DIP Order is appealed or leave to appeal is granted, (iii) the stay of proceedings contained in the Initial Order is terminated or lifted or (iv) the CCAA Proceedings are terminated or concluded;

(i)	if there shall be a default under the Security Documents;

(j)	if a plan of arrangement is presented by the Borrowers in respect of the CCAA Proceedings and not accepted by the creditors or by the Court;

(k)	an event occurs which has a Material Adverse Effect;

(l)
if the Lender in good faith believes and has commercially reasonable grounds to believe that the prospect of payment or performance of the all or any indebtedness, liabilities and other obligations of the Borrowers to the Lender hereunder or under the Security Documents or any other document delivered pursuant to, or arising from dealings between the Lender and any other Person contemplated by this Agreement, whether actual or contingent, direct or indirect, matured or not, now existing or arising hereafter is or is about to be materially impaired or that the Lender’s security over the assets of the Borrowers is or is about to be placed in jeopardy.

6.2	Remedies:

Upon the occurrence of an Event of Default, in addition to the rights and remedies given it by this Agreement, and the Security Documents and all those allowed by all Applicable Laws, the Lender may, at its sole option, declare the Loan, interest and any other sums due, owing or payable hereunder to be immediately due and payable, all without presentment, demand, protest, notice of dishonour or any other demand or notice whatsoever, all of which are expressly hereby waived by each of the Borrowers.  Thereafter, the Lender may take all such steps and exercise all such remedies as may be permitted hereunder or in the Security Documents or by law or equity as it may deem necessary to protect and enforce its rights hereunder and to enforce and realize upon the Security Documents and any other security held by the Lender.  In doing so, the Lender shall not be required to marshall its security in favour of payment of any other debt and shall be at liberty to realize its security without letters of any kind so long as it shall act reasonably save and except for such period of notice as may be reasonably necessary under the common law principle that a demand must be reasonable and a reasonable time given to meet it.

6.3	Remedies Cumulative:

The rights and remedies of the Lender under this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law; and any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies, to which the Lender may be lawfully entitled for the same default or breach and any waiver by the Lender of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Lender shall be of no effect unless given in writing and then shall only be effective for the specific instance given and shall not be deemed to be a waiver of any subsequent default.  The Lender may exercise all rights and remedies constituted by, or provided for in, the Security Documents granted to the Lender pursuant to or incidental to this Agreement.  The Lender may, to the extent permitted by applicable law, bring suit at law, in equity or otherwise, for any available relief or purpose including but not limited to:

(a)
the specific performance of or declaratory relief with respect to any covenant or agreement contained in this Agreement, the Security Documents or in any document given pursuant to or incidental to any of them;

(b)	an injunction against a violation of any of the terms thereof;

(c)	any action in aid of the exercise of any power granted hereby or by law; or

(d)	the recovery of judgment for any and all amounts due hereunder or under the Security Documents.

ARTICLE 7
INSURANCE

7.1	Covenant to Insure:

The Borrowers covenant and agree that they will, with an insurer and in amounts acceptable to the Lender, insure, keep insured or cause to be insured and kept insured against all risks and perils save for those exclusions specifically approved by the Lender in writing, all insurable property forming part of the collateral under the Security Documents, including but not limited to the Equipment.  In addition, the Borrowers shall maintain business interruption and third party liability insurance with insurers acceptable to the Lender and in such amounts as the Lender requires, on substantially the same terms and conditions that exist on the date hereof.  Prior to advance of the Loan, the Borrowers shall provide to the Lender a certificate of insurance showing the Lender and its assigns as additional insureds and first loss payees and containing a clause requiring the insurer to give the Lender at least 30 days prior written notice of any alteration in the terms of such policies or of the cancellation thereof.

7.2	Covenant to Pay Premiums:

The Borrowers shall duly and punctually pay or cause to be paid all premiums and other sums of money payable for maintaining all insurance required to be maintained and effected under Section 7.1 hereof.  In the event of failure on the part of the Borrowers to maintain or cause to be maintained any insurance required by Section 7.1 hereof, the Lender may, but shall not be obliged to, effect such insurance and the Borrowers covenant to repay to the Lender all of the premiums paid by the Lender and such amounts shall be added to the Loan Amount and shall be secured by the Security Documents.  The Borrowers shall deliver to the Lender forthwith upon written request by the Lender and at least 60 days prior to the due date, evidence of payment of all premiums and other sums of money payable for keeping and maintaining the insurance referred to in Section 7.1 hereof and shall deposit with the Lender copies of all such policies.

7.3	Application of Insurance Proceeds:

All proceeds from the insurance referred to in Section 7.1 hereof shall be paid to the Lender by the insurer and shall be applied by the Lender in payment (or partial payment if proceeds are insufficient to fully repay the Loan Amount) of the Loan Amount.  The Borrowers shall, for such purposes, do, sign, execute and endorse all transfers, assignments, cheques, loss claims, proofs of claim, receipts, writings and things necessary and hereby irrevocably appoint the Lender its attorney to do, sign, execute and endorse as aforesaid should the Borrowers fail to do so when requested by the Lender.  The Borrowers hereby specifically authorizes and directs the Insurers to effect payment directly to the Lender as required under this section and further direct that no negotiable instrument of other form of payment shall name either the Borrowers or the Lender.  The Lender shall have full and ample authority to adjust and compromise any claim without the concurrence of the Borrowers.

ARTICLE 8
COMPENSATION, SET-OFF AND INDEMNITY

8.1	Compensation and Set-Off:

In addition to and not in limitation of any rights now or hereafter granted under Applicable Law, if an Event of Default occurs, the Lender is authorized at any time and from time to time to the fullest extent permitted by law without notice to the Borrowers or to any other Person, any notice being expressly waived by the Borrowers, to set off and compensate and to apply any and all indebtedness at any time owing by the Lender to or for the credit of or the account of the Borrowers against and on account of the obligations and liabilities of the Borrowers due and payable to the Lender under this Agreement including, without limitation, all claims of any nature or description arising out of or connected with this Agreement, irrespective of whether or not the Lender has made any demand under this Agreement.  Without any obligation or liability on its part, the Lender will attempt in good faith to advise the Borrowers of the Lender’s exercise of any of its rights under this Section 8.1 but in no event shall failure to do so affect the legality, validity or existence of the exercise of such offset.

8.2	Indemnification:

The Borrowers do, jointly and severally, hereby agree that they will indemnify and hold harmless and pay promptly to the Lender the amount of any Damages arising from or in connection with:

(a)
Breach of Representations or Warranties:  Any breach of any representation or warranty in this Agreement or in the Security Documents (collectively the "Agreements") or in any certificate delivered in connection with any of the Agreements without giving effect to any supplementary disclosures made after the Advance Date unless the subsequent disclosure is one made in compliance with the terms and conditions of this Agreement with respect to ongoing disclosure;

(b)
Breach of Covenants: Any breach by the Borrowers in the performance of its covenants or obligations in the Agreements or any of them or in any certificate of document delivered pursuant to the Agreements or any of them;

(c)
Environmental, Health and Safety Liabilities:  Without restricting the generality of the foregoing and the Agreements, or any part of any of them, any breach by the Borrowers of Environmental Laws of any jurisdiction including any Environmental Health and Safety Liabilities arising out of or relating to: (i) the ownership, operation or condition of the Equipment at any time; (ii) any Hazardous Materials or other contaminants present on the lands and premises occupied by the Borrowers at any time; (iii) any leakage or release of Hazardous Materials howsoever caused and wherever occurring; or (iv) Hazardous Material emanating from or carried by or released by the Borrowers; and

(d)
Expressly Included Liabilities:  Without restricting the generality of the foregoing, any liability, obligation, contract or commitment (whether known or unknown and whether absolute, accrued, contingent or otherwise) to the Lender which may be implied by the facts or events which give rise to them, or arise under Applicable Law or otherwise, which, if borne by the Lender, would result in the non-recovery of the Loan Amount determined as if such facts or events had not occurred.

ARTICLE 9
GENERAL PROVISIONS

9.1	Notices:

Any notice, demand, request, consent, waiver, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if served personally upon the party for whom it is intended, or transmitted by facsimile, or (except in the case of an actual or pending disruption of postal service) mailed by registered mail, and in the case of:

(a)	the Lender, addressed to it at:

CENTURY SERVICES LP
310, 318 – 11th Avenue SW
Calgary, Alberta T2G 0Y2

Attention: Director, Risk & Compliance
Facsimile No: (403) 294-9409

(b)	the Borrowers addressed to them, jointly, at:

OILSANDS QUEST INC.
Suite 800, 1333 8th Street SW
Calgary, Alberta T2G 3A4

Attention: Chief Executive Officer
Facsimile No: (403) 263-9812

Each party may, from time to time, change its address or stipulate another address from the address described above in the manner provided in this section.  The date of receipt of any such notice, demand, request, consent, agreement or approval, if served personally, shall be deemed to be the date of delivery thereof, if transmitted by facsimile, the date of receipt shall be deemed to be the first Business Day after transmission, or if mailed as aforesaid, the date of receipt shall be deemed to be the fourth Business Day following the date of mailing.  For the purposes hereof, personal service on the Borrowers shall be effectually made by delivery to an officer, director or employee of any Borrower at the address set out above.  If on the date of mailing or on or before the fourth Business Day thereafter, there is a general interruption in the operation of postal service in Canada which does or is likely to delay delivery by mail, to the extent possible the communications aforesaid shall be served personally or by facsimile transmission.

9.2	Waiver:

No consent or waiver, express or implied, by Lender to or of any breach or default by the Borrowers in performance of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by it of its obligations hereunder.  Failure on the part of the Lender to complain of any act or failure to act of the Borrowers or to declare the Borrowers in default, irrespective of how long such failure continues, shall not constitute a waiver by the Lender of its rights hereunder in such instance or in any subsequent instance.

9.3	Amendments:

This Agreement may not be modified or amended except with the written consent of the Lender and the Borrowers.

9.4	Entire Agreement:

This Agreement, the documents required to be delivered hereunder and the Security Documents shall constitute the entire agreement between the Lender and the Borrowers pertaining to the Loan and shall supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, relating thereto and there are no warranties, representations or other agreements between the Lender and the Borrowers in connection with the Loan.

9.5	Assignment:

(a)
The Lender may assign, transfer, negotiate, pledge or otherwise hypothecate to any Person (an "Assignee"), in whole or in part, the Lender’s rights and interests in, to or under this Agreement, or any of them, and any amounts due or to become due hereunder or in connection herewith (the "Assigned Rights") together with the security under Security Documents securing the Assigned Rights, (provided that, if any Assignee exercises any of the Assigned Rights, such Assignee shall agree to assume and be subject to the obligations under of this Agreement and the Security Documents, as applicable, relating to the Assigned Rights) and all rights and remedies of the Lender in connection with the Assigned Rights shall be enforceable by the Assignee against the Borrowers as the same would have been by the Lender but for such assignment, transfer, negotiation, pledge or hypothecation and the Borrowers shall not assert against any Assignee or otherwise, any claims or equities that the Borrowers may have against the Lender to delay, diminish, extinguish or otherwise affect the amount and timeliness of payment to the Assignee or the performance by the Borrowers of any of the Assigned Rights.

(b)
The Borrowers shall not assign any of their rights and obligations under this Agreement or the Security Documents, or any of them, without the prior written consent of the Lender, which may be withheld by the Lender in its sole discretion.

9.6	No Merger:

The taking of any judgment or judgments on any of the covenants herein contained or contained in any Security Documents or the collection or realization of any security shall not operate as a merger or affect the Lenders rights to interest at the rate and in the same manner as herein provided.

9.7	No Agency, Joint Venture or Partnership:

The Lender is not the partner, joint venturer, agent or representative of any Borrowers and none of the Borrowers is the partner, joint venturer, agent or representative of the Lender for any purpose and shall not hold itself out to any Person as such.

9.8	No Limitation:

None of the obligations of the Borrowers or any one of them hereunder or under any of the Security Documents shall be released or diminished in whole or in part because of any lack of capacity or authorization or any defect or error in or execution of this Agreement or any Security Documents or any other matter or thing whatsoever.

9.9	Rights, Powers and Remedies:

Each right, power and remedy of the Lender provided for herein, in the Security Documents or available at law or in equity or in any other agreement shall be separate and in addition to every other such right, power and remedy.  Any one or more and/or any combination of such rights, remedies and powers may be exercised by the Lender from time to time and no such exercise shall exhaust the rights, remedies or powers of the Lender or preclude the Lender from exercising any one or more of any such rights, remedies and powers or any combination thereof from time to time thereafter or simultaneously.

9.10	Survival:

All covenants, undertakings, agreements, representations and warranties made by the Borrowers in this Agreement, the Security Documents and any certificates, reports, statements, information, data, documents or instruments delivered pursuant to or in connection with the Loan this Agreement or any of the Security Documents shall survive the execution and delivery of this Agreement the Security Documents and any advances of the Loan made by the Lender pursuant to this Agreement and any of the Security Documents, and shall continue in full force and effect until the Loan Amount and all other amounts payable by the Borrowers to the Lender is paid in full.  All representations and warranties made by the Borrowers in writing shall be deemed to have been relied upon by the Lender.

9.11	Conflict:

If a conflict or inconsistency exists between a provision of any of the Security Documents and a provision of this Agreement, the provisions of this Agreement shall prevail to the extent necessary to remove such conflict.  If there is a representation, warranty, covenant, agreement or event of default contained in any Security Document, which is not contained herein, or vice versa, such additional provision shall not constitute a conflict but shall be valid and enforceable in accordance with its terms.

9.12	Severability:

If any provision of this Agreement or any Security Document shall be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall attach only to such provision and shall not affect any or all other provisions of this Agreement or any Security Documents and where necessary, shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein; provided, however, that such provision shall not be by reason thereof be invalid, illegal or unenforceable in any other jurisdiction in which no such impediment exists.

9.13	Successors and Assigns:

Subject to Section 9.5 hereof, this Agreement and each of the covenants, warranties and representations herein contained or in any certificates delivered in connection herewith by the Borrowers shall enure to the benefit of and be binding upon the Lender and the Borrowers and their respective successors and assigns.

9.14	Expenses:

The Borrowers shall be responsible for all legal, financial, facilitation and other advisory fees and disbursements and out-of-pocket expenses of the Lender in connection with the transaction contemplated herein including, but not limited to, all fees incurred by Lender in connection with the preparation of this Agreement, the Security Documents, any protective disbursements, all court attendances in Canada or elsewhere and any proceedings taken to enforce the Lender’s rights and remedies.  All such fees and expenses shall be secured by the Security Documents, whether or not the Loan is advanced and shall include the time spent by Lender and its representatives in retaking, holding, repairing, processing and preparing for disposition and disposing of the Lender’s security calculated at the Lender’s standard rates.

9.15	Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and the courts of the Province of Alberta shall have exclusive jurisdiction to determine any matter, dispute or cause arising hereunder.

9.16	Time of Essence:

Time is of the essence of this Agreement and shall continue to be of the essence.

9.17	Headings and Interpretation:

The insertion in this Agreement of headings is for convenience of reference only and shall not affect the construction, meaning, intent or interpretation of any provision.

9.18	Number and Gender:

All nouns and personal pronouns relating thereto shall be read and construed as the number and gender may require and the verb shall be read and construed as agreeing with the noun and pronoun.  All obligations, documents, representation and warranties of the Borrowers shall be joint and several so that the performance of same by either Borrowers shall constitute performance per se by the other unless a different interpretation is required in order for the particular event to have meaning in the context.

9.19	Counterparts:

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

9.20	Currency:

All dollar amounts referred to herein are expressed in Canadian funds. The Borrowers acknowledge that it shall be responsible for the costs (including, without limitation, bank service charges and currency exchange commissioners exchange rates) of converting funds to or from Canadian currency and hereby consents to the exchange and service charges applied by the Lender’s Bank in respect of same.

9.21	Registrations:

Neither the preparation, execution nor the registration of this Agreement or any Security Documents, nor any filing or registration with respect thereto, shall bind the Lender to make an advance of the Loan unless and until each of the terms, conditions and provisions contained herein have been satisfied and performed by the Borrowers to the full satisfaction of the Lender.

 [SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by its respective officers thereto duly authorized as of the date first above written.

OILSANDS QUEST INC.		OILSANDS QUEST SASK INC.
By:	/s/ Garth Wong	By:	/s/ Garth Wong
	Name: Garth Wong		Name: Garth Wong
	Title: President and Chief Executive Officer		Title: President and Chief Executive Officer
	I have the authority to bind the corporation		I have the authority to bind the corporation

OILSANDS QUEST TECHNOLOGY INC.		1291329 ALBERTA LIMITED
By:	/s/ Garth Wong	By:	/s/ Garth Wong
	Name: Garth Wong		Name: Garth Wong
	Title: President and Chief Executive Officer		Title: President and Chief Executive Officer
	I have the authority to bind the corporation		I have the authority to bind the corporation

STRIPPER ENERGY SERVICES INC.		TOWNSHIP PETROLEUM CORPORATION
By:	/s/ Garth Wong	By:	/s/ Garth Wong
	Name: Garth Wong		Name: Garth Wong
	Title: President and Chief Executive Officer		Title: President and Chief Executive Officer
	I have the authority to bind the corporation		I have the authority to bind the corporation

WESTERN PETROCHEMICALS CORP.		1259882 ALBERTA LTD.
By:	/s/ Garth Wong	By:	/s/ Garth Wong
	Name: Garth Wong		Name: Garth Wong
	Title: President and Chief Executive Officer		Title: President and Chief Executive Officer
	I have the authority to bind the corporation		I have the authority to bind the corporation

CENTURY SERVICES LP, by its general partner Century Services Inc.
Per:	/s/ Tammy Kemp
Name: Tammy Kemp
Title: Director, Risk & Compliance
I have the authority to bind the corporation

SCHEDULE "1"

PERMITTED ENCUMBRANCES

PART 1 - GENERAL PERMITTED ENCUMBRANCES

1.
Liens for security given to a public authority or any municipality or government or other public authority when required by statutory or regulatory obligation in connection with the operation of the business of any Borrower in the ordinary course of the operation of that business, which do not, in the aggregate, materially interfere with the ordinary course of conduct of the  business of any Borrower or affect the Lender’s priority to its security interest in the Equipment.

2.
Liens for taxes, assessments, governmental charges or levies not at the time due or delinquent according to law provided such liens do not affect the Lender’s priority to its security interest in the Equipment.

3.
Liens securing obligations not yet due and payable under the unemployment insurance legislation, workers’ compensation programs, and other social security legislation provided such liens do not affect the Lender’s priority to its security interest in the Equipment.

4.	Liens:

(a)	Securing public or statutory obligations of any Borrower;

(b)	Constituting deposits securing, or in lieu of, surety, appeal or custom bonds in proceedings to which any Borrower is a party; and

(c)
Securing bids, tenders, contracts (other than contracts for the payment of money); provided in each such case that such liens are not registered against title to any real or personal property of a Borrower and do not affect the Lender’s priority to its security interest in the Equipment.

(d)
Carriers’, warehousemens’, mechanics’, materialmens’, repairmens’, construction or other similar Liens arising in the ordinary course of business which relate to obligations not overdue provided such liens do not affect the Lender’s priority to its security interest in the Equipment.

(e)	Liens created by the Security Documents.

PART 2 - SPECIFIC PERMITTED ENCUMBRANCES

OILSANDS QUEST SASK INC. has the following permitted encumbrances at Alberta PPR:

Secured Party	Expiry Date	Registration No.
THE TORONTO-DOMINION BANK	2017-Mar-16	07031630820
CIT FINANCIAL LTD.	2014-Sep-26	08092626312
THE DRIVING FORCE INC.	2012-Nov-05	09110520964
THE DRIVING FORCE INC.	2012-Nov-05	09110523167
THE DRIVING FORCE INC.	2012-Nov-09	09110917168
ATB CORPORATE FINANCIAL SERVICES	2015-Feb-10	10021024182

The following entities had no registrations against:

Oilsands Quest Inc.

Oilsands Quest Technology Inc.

1291329 Alberta Limited

Stripper Energy Services Inc.

Township Petroleum Corporation

Western Petrochemicals Corp

1259882 Alberta Ltd.

SCHEDULE "2"

EQUIPMENT

All goods now or hereafter used or intended to be used in any business of a Borrower (and which are not inventory) including but not limited to fixtures, plant, tools, furniture, equipment, machinery, all spare parts, accessories installed in or affixed or attached to any of the foregoing, and all drawings, specifications, plans and manuals relating thereto, vehicles and other tangible personal property, whether located on or about or in transit to or from the address of the Borrowers set out in Section 9.1 of this Agreement or any other address, including the following:

[Listing of appraised Equipment to be attached]

Owner	Equipment	Serial Number
1291329 Alberta Ltd.	2006 Shelter Industries Inc. 12' x 60' watercar (Kitchen Complex)	726006-794
1291329 Alberta Ltd.	2006 Shelter Industries Inc. 12' x 60' kitchen (Kitchen Complex)	726006-795
1291329 Alberta Ltd.	2006 Shelter Industries Inc. 12' x 60' kitchen (Kitchen Complex)	726006-796
1291329 Alberta Ltd.	2006 Shelter Industries Inc. 12' x 60' diner (Kitchen Complex)	726006-797
1291329 Alberta Ltd.	2006 Shelter Industries Inc. 12' x 60' diner (Kitchen Complex)	726006-798
1291329 Alberta Ltd.	2006 Shelter Industries Inc. 12' x 60' rec room (Kitchen Complex)	726006-799
1291329 Alberta Ltd.	2006 Shelter Industries Inc. 12' x 60' rec room (Kitchen Complex)	726006-800
1291329 Alberta Ltd.	Miscellaneous kitchen equipment & appliances	Various
1291329 Alberta Ltd.	C-Can Cooler Unit	U-017636
1291329 Alberta Ltd.	C-Can Cooler Unit	CLIU209907
1291329 Alberta Ltd.	C-Can Cooler Unit	524353104
1291329 Alberta Ltd.	C-Can Storage Unit	NTRLC072946
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (A Dorm Complex)	526006-824
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (A Dorm Complex)	526006-825
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' washcar (A Dorm Complex)	526006-826
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (A Dorm Complex)	526006-827
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (A Dorm Complex)	526006-828
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (A Dorm Complex)	526006-829
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (A Dorm Complex)	526006-830
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (A Dorm Complex)	526006-831
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 29' entrance (A Dorm Complex)	722906-832
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (B Dorm Complex)	526006-815
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (B Dorm Complex)	526006-816
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' washcar (B Dorm Complex)	526006-817

1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (B Dorm Complex)	526006-818
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (B Dorm Complex)	526006-819
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (B Dorm Complex)	526006-820
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (B Dorm Complex)	526006-821
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 60' bunk (B Dorm Complex)	526006-822
1291329 Alberta Ltd.	2007 Shelter Industries Inc. 12' x 29' mud room (B Dorm Complex)	722906-823
1291329 Alberta Ltd.	2001 Samson Modular Builders 12' x 56' building (C Dorm Complex)	260010151
1291329 Alberta Ltd.	2001 Samson Modular Builders 12' x 56' building (C Dorm Complex)	260010152
1291329 Alberta Ltd.	2001 Samson Modular Builders 12' x 56' building (C Dorm Complex)	260010153
1291329 Alberta Ltd.	2001 Samson Modular Builders 12' x 56' building (C Dorm Complex)	260010154
1291329 Alberta Ltd.	2001 Samson Modular Builders 12' x 56' building (C Dorm Complex)	260010155
1291329 Alberta Ltd.	2001 Samson Modular Builders 12' x 56' building (C Dorm Complex)	260010156
1291329 Alberta Ltd.	2001 Samson Modular Builders 12' x 56' building (C Dorm Complex)	260010157
1291329 Alberta Ltd.	2001 Samson Modular Builders 12' x 56' building (C Dorm Complex)	260010158
1291329 Alberta Ltd.	2002 GNS Industrial Trailer Services 12' x 56' building (D Dorm Complex)	1256021839
1291329 Alberta Ltd.	2002 GNS Industrial Trailer Services 12' x 56' building (D Dorm Complex)	1256021840
1291329 Alberta Ltd.	2002 GNS Industrial Trailer Services 12' x 56' building (D Dorm Complex)	1256021841
1291329 Alberta Ltd.	2002 GNS Industrial Trailer Services 12' x 56' building (D Dorm Complex)	1256021842
1291329 Alberta Ltd.	2002 GNS Industrial Trailer Services 12' x 56' building (D Dorm Complex)	1256021843
1291329 Alberta Ltd.	2002 GNS Industrial Trailer Services 12' x 56' building (D Dorm Complex)	1256021844
1291329 Alberta Ltd.	2002 GNS Industrial Trailer Services 12' x 56' building (D Dorm Complex)	1256021845
1291329 Alberta Ltd.	2002 GNS Industrial Trailer Services 12' x 56' building (D Dorm Complex)	1256021846
1291329 Alberta Ltd.	2008 GNS 12' x 60' rec room (Rec Hall Complex)	1260G08081
1291329 Alberta Ltd.	2008 GNS 12' x 60' rec room (Rec Hall Complex)	1260G08082

1291329 Alberta Ltd.	Base Camp shop	Unit 5286
1291329 Alberta Ltd.	Main Office Complex	5214-A
1291329 Alberta Ltd.	Main Office Complex	5214-B
1291329 Alberta Ltd.	Main Office Complex	5214-C
1291329 Alberta Ltd.	Main Office Complex	5214-D
1291329 Alberta Ltd.	Main Office Complex	5214-E
1291329 Alberta Ltd.	Main Office Complex	5214-G
1291329 Alberta Ltd.	Shelter Industries Inc. 12' x 54' Security facility	725406-838
1291329 Alberta Ltd.	First Aid facility (site renovated)	R-15470233
1291329 Alberta Ltd.	2006 Shelter Industries Inc. 12' x 54' wet sleeper (2 man)	725406-812
1291329 Alberta Ltd.	2006 Shelter Industries Inc. 12' x 60 wet sleeper (4 man)	526006-814
1291329 Alberta Ltd.	2006 Shelter Industries Inc. 12' x 60' wet sleeper (4 man)	526006-813
1291329 Alberta Ltd.	Water storage tanks / building	1136011456
1291329 Alberta Ltd.	Water storage tanks / building	11581002135
1291329 Alberta Ltd.	Sewage tanks & System	ES-08-006-D3-A1-GA-E3-BB
1291329 Alberta Ltd.	2006 Northern Steel Fuel Tank - 10,000L Gas	H-101293
1291329 Alberta Ltd.	2006 Northern Steel Fuel Tank - 49,900L Diesel	H-101368
1291329 Alberta Ltd.	2006 Northern Steel Fuel Tank - 49,900L Diesel	H-101296
1291329 Alberta Ltd.	2006 Northern Steel Fuel Tank - 10,000L Gas	H-101287
1291329 Alberta Ltd.	2007 Northern Steel Fuel Tank - 20,000L Gas	H-102199
1291329 Alberta Ltd.	2004 Westeel Fuel Tank - 49,900L Diesel	B-925031
1291329 Alberta Ltd.	2008 Northern Steel Fuel Tank - 49,900L Diesel	H-102396
1291329 Alberta Ltd.	2007Northern Steel Fuel Tank - 49,900L Diesel	H-101635
1291329 Alberta Ltd.	Fuel Tank 49,664L Diesel	H-101650

1291329 Alberta Ltd.	Fuel Tank 20,668L Diesel	H-102215
1291329 Alberta Ltd.	Fuel Tank 10,000L Gas	222
1291329 Alberta Ltd.	Communications equipment (towers and radios)	85-20065
1291329 Alberta Ltd.	Camp televisions	Various
1291329 Alberta Ltd.	Satellite television system	Various
1291329 Alberta Ltd.	Camp matting and field matting (80 pieces)	Various
1291329 Alberta Ltd.	2007 Honda FourTrax ATV	1HFTE352874002002
1291329 Alberta Ltd.	2009 Honda FourTrax ATV	1HFTE352694200435
1291329 Alberta Ltd.	2007 Honda FourTrax ATV	1HFTE352774200157
1291329 Alberta Ltd.	2009 Honda FourTrax ATV	1HFTE353294200392
1291329 Alberta Ltd.	2009 Honda FourTrax ATV	1HFTE352094200382
1291329 Alberta Ltd.	2008 Ski-Doo MXZ Renegade Snowmobile	2BPSBX8D78V000184
1291329 Alberta Ltd.	2008 Ski-Doo MXZ Renegade Snowmobile	2BPSBX8C68V000250
1291329 Alberta Ltd.	2010 Ski-Doo Tundra 550F Snowmobile	2BPSGKABXAV000599
1291329 Alberta Ltd.	2010 Ski-Doo Tundra 550F Snowmobile	2BPSGKCB2AV000581
1291329 Alberta Ltd.	2010 Ski-Doo Tundra 300F Snowmobile	2BPSGKABXAV000649
1291329 Alberta Ltd.	2008 Ski-Doo Tundra 300F Snowmobile	2BPSGA8B58V000155
1291329 Alberta Ltd.	2008 Ski-Doo Tundra 300F Snowmobile	2BPSGA8B18V000422
1291329 Alberta Ltd.	2009 Polaris Ranger 700EFI ATV	4XAHH68A992714858
1291329 Alberta Ltd.	2009 Polaris Ranger 700EFI ATV	4XAHH68A592872789
1291329 Alberta Ltd.	Light towers, transformers, cabling	Various
1291329 Alberta Ltd.	1995 Auburn Wellsite trailer (#238 - moved from Test Site 3)	W238952271
1291329 Alberta Ltd.	Sea-Can	HDMA92-686473
1291329 Alberta Ltd.	Sea-Can	JS06-12694

1291329 Alberta Ltd.	Sea-Can	DJ99-00294
1291329 Alberta Ltd.	Sea-Can	NTRLC072981
1291329 Alberta Ltd.	Sea-Can	SP505318
1291329 Alberta Ltd.	Sea-Can	JS06-12769
1291329 Alberta Ltd.	Sea-Can	TY7205331
1291329 Alberta Ltd.	Sea-Can	CXIC159111
1291329 Alberta Ltd.	Sea-Can	SAH1030635
1291329 Alberta Ltd.	Sea-Can	SP505355
1291329 Alberta Ltd.	Sea-Can	SP505290
1291329 Alberta Ltd.	Sea-Can	TCC070B14962
1291329 Alberta Ltd.	Sea-Can	SAH1030616
1291329 Alberta Ltd.	Sea-Can	BSBU-217068
1291329 Alberta Ltd.	Air Compresser Trailer	VIN# 4FVCBBAA4AU410324
1291329 Alberta Ltd.	Air Monitoring Trailer	VIN # n/a
1291329 Alberta Ltd.	Shop and Core Building	5302B/5302A
1291329 Alberta Ltd.	Sewage tanks	no serial #
Oilsands Quest Sask Inc.	2006 AGI - Envirotank 1,000BBL Tank (T-302)	18488
Oilsands Quest Sask Inc.	2006 AGI - Envirotank 1,000BBL Tank (1-T-410)	18486
Oilsands Quest Sask Inc.	2006 AGI - Envirotank 1,000BBL Tank (T-420)	18487
Oilsands Quest Sask Inc.	2006 AGI - Envirotank 1,000BBL Tank (T-450)	18703
Oilsands Quest Sask Inc.	2006 AGI - Envirotank 1,000BBL Tank (T-460)	18481
Oilsands Quest Sask Inc.	2006 AGI - Envirotank 1,000BBL Tank	18701
Oilsands Quest Sask Inc.	2006 AGI - Envirotank 1,000BBL Tank (T-352)	18493
Oilsands Quest Sask Inc.	2006 AGI - Envirotank 1,000BBL Tank (T-351)	18492

Oilsands Quest Sask Inc.	2006 AGI - Envirotank 1,000BBL Tank (T-301)	18494
Oilsands Quest Sask Inc.	2008 AGI-Envirotank 400BBL Tank	18941
Oilsands Quest Sask Inc.	2006 NWP Industries 400BBL Tank	4001146/34-121
Oilsands Quest Sask Inc.	Tank (400 bbl)	8170-1-T-330
Oilsands Quest Sask Inc.	Tank (400 bbl)	8170-1-T-331
Oilsands Quest Sask Inc.	Tank (400 bbl)	8170-1-T-331A
Oilsands Quest Sask Inc.	Tank (400 bbl)	8170-1-T-332
Oilsands Quest Sask Inc.	Tank (400 bbl)	8170-1-T-333
Oilsands Quest Sask Inc.	Tank (400 bbl)	8170-1-T-333A
Oilsands Quest Sask Inc.	400BBL Tank (T-360)	no serial #
Oilsands Quest Sask Inc.	2008 Northern Steel 49,574L Deisel Fuel Tank	H-102395
Oilsands Quest Sask Inc.	2008 Northern Steel 49,574L Deisel Fuel Tank	H-102391
Oilsands Quest Sask Inc.	Office complex	726006-811
Oilsands Quest Sask Inc.	Motor Control Building	Unit 3052
Oilsands Quest Sask Inc.	PLC panel	208003-01-02-35B-001
Oilsands Quest Sask Inc.	Delta V control panel	208002-01-49-34-000
Oilsands Quest Sask Inc.	Cell Phone tower	2B9TS321X64098
Oilsands Quest Sask Inc.	Boiler feed water pre-heaters	no serial # visible
Oilsands Quest Sask Inc.	Atco Fold-A-Way Steam Generator Building	no serial # visible
Oilsands Quest Sask Inc.	Steam Generator 25MM btu/hr	EF-25-SG/GF-DUAL
Oilsands Quest Sask Inc.	Steam Generator 6 mmbtu/hr	Watertube 4748
Oilsands Quest Sask Inc.	Steam Generator 6 mmbtu/hr	no serial # visible
Oilsands Quest Sask Inc.	Steam Separator	8170-1-V550
Oilsands Quest Sask Inc.	LP steam drum, flash drum, separator, valves	Penn S/N 44202/8170-1-V-555

Oilsands Quest Sask Inc.	Level Transmitter	no serial # visible
Oilsands Quest Sask Inc.	Pipe	Various
Oilsands Quest Sask Inc.	DW tank	11581002135
Oilsands Quest Sask Inc.	Water Softener skid and equipment	8170-1-P-346
Oilsands Quest Sask Inc.	Chemical and ozone totes, pumps, mixers, tanks	208003-01-02-35C-004
Oilsands Quest Sask Inc.	Downhaul heater	no serial # visible
Oilsands Quest Sask Inc.	Pumps	MODEL GG-190/8170- 1-SMP-558 and various
Oilsands Quest Sask Inc.	Meters	208002-01-2-85-000 and various
Oilsands Quest Sask Inc.	Free Water Knock Out (FWKO) -Stored offsite	WR94292
Oilsands Quest Sask Inc.	Rigmats	Various
Oilsands Quest Sask Inc.	2006 GNS Industrial Laboratory trailer and equipment	1260G06070
Oilsands Quest Sask Inc.	Wellheads	Various
Oilsands Quest Sask Inc.	SeaCan	SP505289
Oilsands Quest Sask Inc.	SeaCan	BSBU417326
Oilsands Quest Sask Inc.	SeaCan	SP505369
Oilsands Quest Sask Inc.	SeaCan	BSBU417327
Oilsands Quest Sask Inc.	SeaCan	BSBU4175360
Oilsands Quest Sask Inc.	SeaCan	GJ98-6661
Oilsands Quest Sask Inc.	Manifold skid c/w building	no serial # visible
Oilsands Quest Sask Inc.	Control valves	Various
Oilsands Quest Sask Inc.	Standard valves	Various
Oilsands Quest Sask Inc.	Surface equip/Temp/ Pressure sensing string	Various
Oilsands Quest Sask Inc.	Casing, marker joints, centralizers, float equipment	Various
Oilsands Quest Sask Inc.	Tanks (1 * 1000 bbl)	Unit 5054

Oilsands Quest Sask Inc.	Pump Skid and control building	3656 M/LGroup/3756 M/LGroup

SCHEDULE "3"

[Intentionally Omitted]

SCHEDULE "4"

SUBSIDIARIES

Borrower	Subsidiaries	Jurisdiction of incorporation	Address of executive office	Principal place of business	Jurisdiction in which material property is located or where there is material business	Shareholder	Number and class of shares held
Oilsands Quest Sask Inc.	Oilsands Quest Sask Inc. Oilsands Quest Technology Inc. Township Petroleum Corporation Western Petrochemicals Corp. 1259882 Alberta Ltd. 1291329 Alberta Ltd.	Colorado	800, 1333 8th Avenue SW, Calgary, Alberta	Alberta	Alberta, Colorado Saskatchewan	N/A	N/A
Oilsands Quest Sask Inc.	Stripper Energy Services Inc.	Alberta	800, 1333 8th Avenue SW, Calgary, Alberta	Alberta	Alberta, Saskatchewan	Oilsands Quest Inc. holds the Common Shares and Series 2 Preferred Shares	17,387,311 Common Shares 8,900,747 Series 2 Preferred Shares Exchangeable Shares
Stripper Energy Services Inc.	None	Alberta	800, 1333 8th Avenue SW, Calgary, Alberta	Alberta	Alberta, Saskatchewan	Oilsands Quest Sask Inc.	685,833 Class A Common Shares 394,167 Class B Common Shares
Oilsands Quest Technology Inc.	None	Alberta	800, 1333 8th Avenue SW, Calgary, Alberta	Alberta	Alberta, Saskatchewan	Oilsands Quest Inc.	100 Common Shares
Township Petroleum Corporation	None	Alberta	800, 1333 8th Avenue SW, Calgary, Alberta	Alberta	Alberta,	Oilsands Quest Inc.	100 Common Shares
Western Petrochemicals Corp.	None	Alberta	800, 1333 8th Avenue SW, Calgary, Alberta	Alberta	Alberta, Saskatchewan	Oilsands Quest Inc.	21,702,925 Common Shares
1259882 Alberta Ltd.	None	Alberta	800, 1333 8th Avenue SW, Calgary, Alberta	Alberta	Alberta	Oilsands Quest Inc.	1 Common Share
1291329 Alberta Ltd.	None	Alberta	800, 1333 8th Avenue SW, Calgary, Alberta	Alberta	Alberta, Saskatchewan	Oilsands Quest Inc.	100 Class A Common Shares

SCHEDULE "5"

DEBT REQUIRED TO BE PAID CONTEMPORANEOUSLY WITH THE ADVANCE

Nil